Woodward to Consolidate European Manufacturing Facilities

ROCKFORD, IL -- 11/08/2004 -- Woodward Governor Company (NASDAQ: WGOV) announced today it will consolidate its manufacturing operations in Hoofddorp, The Netherlands and Cheltenham, England with existing manufacturing operations in Germany and the U.S. Additionally, there will be a reduction in the sales and service staff in Hoofddorp.

Cheltenham will remain a key development site for diesel fuel injection products. Additionally, Woodward will continue to provide sales and service support for its European customers from the Hoofddorp and Cheltenham locations.

"The consolidation of the Hoofddorp and Cheltenham manufacturing businesses with other existing operations will streamline our organization by eliminating redundant manufacturing operations. The sales force reductions in Hoofddorp reflect the market shift from Europe to North America and Asia," said John A. Halbrook, Woodward chairman and chief executive officer. "Although these decisions are difficult to make, we have taken these actions to ensure we remain competitive in our markets."

The consolidation is expected to be substantially completed by the second quarter of fiscal year 2006. Woodward committed to these actions and informed employees at both facilities on Friday, November 5, 2004.

The company anticipates expenses associated with these actions, as measured before the effects of variable compensation and income taxes, will total approximately $15.6 million, of which $13.8 million will be paid in cash. Cash-paid expenses are expected to include $11.5 million for benefits provided to terminated employees and $2.3 million other costs primarily associated with moving equipment and inventory to other locations. Our non-cash expenses are expected to include $1.8 million for contractual early retirement benefits. Once fully implemented, annual savings before income taxes are expected to range from $8 million - $10 million.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, power generation, and process automation equipment. The company's innovative control, fuel delivery, combustion, and automation systems help customers worldwide operate cleaner, more cost effective, and more reliable equipment. Woodward is headquartered in Rockford, Illinois, and serves global markets from locations worldwide. Visit our website at www.woodward.com.

The statements in this release concerning the company's future expenses, cash flows, and annual savings reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2003, and Form 10-Q for the quarterly period ended June, 2004. Woodward's form 10-K for the year ended September 30, 2004 is expected to be issued by December 14, 2004.

Woodward Governor Company
5001 North Second Street
P.O. Box 7001
Rockford, IL 61125-7001
Tel: 815-877-7441
Fax: 815-639-6050

CONTACT:
Rose Briani-Burden
Business Communications
815-639-6282